NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the the following class of securities issued by ALPS ETF Trust (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

Jefferies TR/J CRB Global Agriculture Equity Index Fund
(suspended: 12/23/2011) symbol: CRBA

Jefferies TR/J CRB Global Industrial Metals Equity Index Fund
(suspended: 12/23/2011) symbol: CRBI

Jefferies TR/J CRB Wildcatters Exploration & Production Equity ETF, shares of beneficial interest (suspended: 4/30/2012) symbol: WCAT

This action is being taken pursuant to the provisions of Rule 12d2-2(a)(1), as NYSE Regulation has been notified that the issuer has determined to liquidate the securitites listed above.
Accordingly,trading in the issues were suspended before the opening on the date specified above.